Exhibit 99.1

EnerSys Appoints New Member to Board of Directors
Reading, PA, USA, April 21, 2015 -- EnerSys (NYSE: ENS) the world's largest manufacturer, marketer, and distributor of industrial batteries, today announced the appointment of a new member to its Board of Directors. Paul J. Tufano accepted the appointment to join the Board on April 21, 2015.
Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at IBM.
Mr. Tufano holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.
"I am pleased to welcome Paul to our board of directors. I am confident that his insights, experience and background in international business will be an asset to the company. I look forward to working with him," said John Craig, chairman and chief executive officer of EnerSys.

For more information, contact Thomas O'Neill, Vice President & Treasurer, EnerSys P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 610-236-4040; Web site:  www.enersys.com.

EDITOR'S NOTE: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide.  Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers.  The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding EnerSys' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.